                                    (EXHIBIT 2.1)














                               LOAN PURCHASE AGREEMENT

                                    By and Between

                         GENERAL ELECTRIC CAPITAL CORPORATION
                              and GREAT OAK LLC, Sellers

                                         and

                         PRIME GROUP REALTY, L.P.,  Purchaser




                                  November  6, 1997


                                        INDEX

Section Heading                                                            Page
---------------                                                            ----

1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

2.   Sale and Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

3.   Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

4.   Items to be Provided  . . . . . . . . . . . . . . . . . . . . . . . . . 4

5.   Inspection. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

6.   Termination, Default and Remedies . . . . . . . . . . . . . . . . . . . 5

7.   Reimbursement Payment.

8.   Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

9.   Conditions Precedent to Performance by Purchaser. . . . . . . . . . . . 9

10.  Conditions Precedent to Performance by Sellers. . . . . . . . . . . . . 9

11.  Representations and Warranties of Sellers . . . . . . . . . . . . . .  10

12.  DISCLAIMER OF REPRESENTATIONS OR WARRANTIES BY SELLER . . . . . . . .  13

13.  Representations, Warranties and Covenants of Purchaser. . . . . . . .  14

14.  Obligations and Liabilities of the Parties and Limitations Thereon.

15.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

16.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

17.  Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

18.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

19.  Binding Agreement . . . . . . . . . . . . . . . . . . . . . . . . . .  19

20.  Construction. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20


21.  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

22.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

23.  NO ORAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . .  20

24.  Time of the Essence . . . . . . . . . . . . . . . . . . . . . . . . .  20

25.  Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

26.  Rule of Construction. . . . . . . . . . . . . . . . . . . . . . . . .  21

27.  Saturday, Sunday or Legal Holiday . . . . . . . . . . . . . . . . . .  21

28.  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . .  21

29.  Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-21-

30.  No Third Party Beneficiaries. . . . . . . . . . . . . . . . . . . . .-21-

31.  Exhibits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-21-

32.  Jury Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-21-

33.  No Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . .-22-


Exhibits
--------
Exhibit A    -      Property Description
Exhibit B    -      Loan Documents
Exhibit C    -      Loan Balance Confirmation
Exhibit D    -      Assignment of Liens and Documents
Exhibit E    -      Tax Identification Certificate
Exhibit F    -      Borrower's Consent
Exhibit G    -      Estoppel Certificate

11/5/97 v5                     LOAN PURCHASE AGREEMENT


     THIS LOAN PURCHASE AGREEMENT ("AGREEMENT"), is executed as of November 6, 1997 by and between General Electric Capital Corporation, a New York corporation, ("GECC"), GREAT OAK LLC, a Delaware limited liability company ("GREAT OAK") and Prime Group Realty, L.P., a Delaware limited partnership ("PURCHASER").

                                      RECITALS:

     A. GECC is party to that certain Loan Modification and Amended and Restated Loan Agreement dated as of June 1, 1995 ("Loan Agreement"), by and among GECC and American National Bank and Trust Company of Chicago Trust No. 40935 ("Borrower"), Continental Towers Associates-I, an Illinois limited partnership, as the beneficiary of Borrower ("Beneficiary"), Richard A. Heise, Roland E. Casati and Casati-Heise Partnership, an Illinois general partnership (the parties to the Loan Agreement other than GECC being herein called "Borrower Parties"), pursuant to which GECC has made available to Borrower loans in the aggregate principal amount not to exceed $156,306,073 (the "Loan") evidenced by six separate Notes (generally, the "Notes") described as items 9 through 14, both inclusive in Exhibit B attached hereto and made a part hereof (said separate Notes being denominated as 1995 Note A-1 ("Note A-1"), 1995 Note A-2 ("Note A-2"), 1995 Note A-3 ("Note A-3"), 1995 Note A-4 ("Note A-4"), 1995 Note
B ("Note B") and 1995 Note C ("Note C");

     B. The Loan is secured by mortgage liens upon real property and improvements located in the State of Illinois, County of Cook, more particularly described on Exhibit A attached hereto (the "Property") and other collateral and security specified in the Loan Agreement (the liens upon the Property and such other collateral and security being herein generally called the "Security");

     C. Note A-1, Note A-2, Note A-3 and Note A-4 (together the "Great Oak Notes") have previously been assigned to Great Oak, and Great Oak is presently the owner and holder thereof; and GECC has retained and is presently the owner and holder of Note B and Note C (together the "GECC Notes") (GECC and Great Oak together being herein sometimes called "Sellers" and severally a "Seller");

     D. Purchaser desires to purchase all of Sellers' right, title and interest in and to the Loan, the Notes and the Security, and to assume all of the obligations of the respective Sellers under the Loan Agreement and all of the other documents described in Exhibit B hereto, evidencing, securing and governing the Loan (the "Loan Documents") from and after the Closing Date hereinafter referred to, all at the times and on the terms and subject to the conditions set forth herein. and

     E. Concurrently with the execution and delivery hereof, GECC and Borrower Parties have executed and delivered a Loan Balance Confirmation (the "Loan Balance Confirmation") setting forth the outstanding balances of the Loan and Notes, a copy of which Loan Balance Confirmation is attached hereto as Exhibit C and made a part hereof.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser hereby agree as follows:

     1. Definitions. Whenever used herein, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise:

     "Agreement"                          -       See opening paragraph
     "Assignment"                         -       See Section 7(b)(i)(B)
     "Beneficiary"                        -       See Recitals
     "Borrower"                           -       See Recitals
     "Borrower Parties"                   -       See Recitals
     "Consent"                            -       See Section 8(b)(ii)(D)
     "Closing"                            -       See Section 5(a)
     "Closing Date"                       -       See Section 5(a)
     "Evaluation Material"                -       See Section 4(b)
     "Final Reimbursement Payment"        -       See Section 7
     "GECC"                               -       See opening paragraph
     "GECC Notes"                         -       See Recitals
     "Great Oak"                          -       See opening paragraph
     "Great Oak Notes:                    -       See Recitals
     "Indemnified Party"                  -       See Section 13(c)
     "Indemnifying Party"                 -       See Section 13(c)
     "Initial Reimbursement Payment"      -       See Section 7(a)
     "Inspection Period"                  -       See Section 5(a)
     "Inspections"                        -       See Section 5(a)
     "Loan"                               -       See Recitals
     "Loan Agreement"                     -       See opening paragraph
     "Loan Balance Confirmation"          -       See Recitals
     "Loan Documents"                     -       See Recitals
     "Lockbox Account"                    -       See Section 8(b)(i)(F)
     "Lockbox Agreement"                  -       See Item 15 of Exhibit B
     "Notes" and "Note A-1",
     Note A-2, Note A-3, Note A-4,
     Note B and Note C                    -       See Recitals
     "Notice of Claim"                    -       See Section 13(c)
     "Property"                           -       See Recitals
     "Purchase Price"                     -       See Section 3
     "Purchaser"                          -       See opening paragraph
     "Reimbursement Payment"              -       See Section 7
     "Security"                           -       See Recitals

     "Sellers"                            -       See Recitals
     "Survival Obligations"               -       See Section 5(e)

     2.   Sale and Purchase.

          (a) Each Seller agrees to sell, convey, and assign to Purchaser, and Purchaser agrees to purchase and accept from each Seller, for the Purchase Price, on the terms and conditions set forth in this Agreement, all of Sellers' assignable right, title and interest in and to the Loan evidenced and secured by the Loan Agreement and the other Loan Documents described on Exhibit B attached hereto.

          (b) It is the intent of the parties hereto that, by the transfers and assignments provided for herein, the priority of the liens and security interests in favor of Sellers or either of them by reason of the Loan Documents shall be deemed preserved and maintained, and any subsequent advances by Purchaser under the Loan Documents (or any extensions, renewals, modifications, amendments or replacements thereof) shall be entitled to the lien priority and dignity of the Loan Documents and shall relate back to the lien priority accorded the original indebtedness the payment of which is secured by the Loan Documents. Nothing contained in this Agreement shall be considered as a payment of any indebtedness or a release, cancellation, termination or impairment of the priority of any lien or security interest created by any of the Loan Documents or any obligation or liability of any of Borrower Parties under the Loan Documents.

     3.   Purchase Price.

          (a) The purchase price ("Purchase Price") to be paid by Purchaser to Sellers for the Loan is ONE HUNDRED FIFTEEN MILLION SEVEN HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($115,750,000.00), all of which shall be paid to Great Oak;

          (b) If prior to the Closing Date the principal balance of the Loan is increased or decreased (other than by application of $1,750,000.00 out of the Lockbox Account as provided for in Section 8(b)(ii)(F) hereof, or by virtue of advances made out of funds in the Lockbox Account not to exceed $1,600,000.00 in the aggregate made by Sellers for operating costs or necessary repairs to the Property in accordance with requests therefor made by Borrower Parties pursuant to the Loan Documents), the Purchase Price shall be adjusted upward or downward accordingly; provided that (i) nothing herein contained shall require Sellers to make any disbursements of the Loan for the repair, renovation or improvement of the deck at the Property and (ii)during the Purchase Period (as defined in the Loan Balance Confirmation) amounts in the Lockbox Account shall be applied in accordance with the provisions of Section 8 of the Loan Balance Confirmation.

          (c) Purchaser shall pay the Purchase Price to Sellers at the Closing by wire transfer pursuant to the following wiring instructions:

                    Bankers Trust
                    New York, NY
                    ABA No.:021001033
                    Account No.:50-256-477
                    Reference: Continental Towers

          (d) Sellers hereby represent to Purchaser that they have entered into a separate agreement as to the allocation between them of the Purchase Price, of the Reimbursement Payment hereinafter referred to, and of any sums payable to Sellers pursuant to Sections 8(b)(ii)(E) and 8(c) hereof.

     4. Items to be Provided to Purchaser Within five (5) days after the date hereof, GECC shall make available to Purchaser, for Purchaser's review, at Purchaser's offices in Chicago, Illinois, the following:

          (a) Copies of the Loan Documents, to the extent the same are in Sellers' possession; and

          (b) Such other information (the "Evaluation Material") in GECC's actual possession and control, such as property operating statements, rent rolls, mortgagee title insurance policies, and other material pertaining to the Loan to the extent same are not subject to any confidentiality agreement or privilege.

     5.   Inspection.

          (a) Purchaser shall have a period ("Inspection Period") commencing upon the date hereof and terminating at 5:00 p.m. Central Standard Time on December 9, 1997 (or such earlier date that Purchaser shall specify by notice to Sellers), to make such examinations, studies, inspections and investigations ("Inspections") regarding the Loan, the Loan Documents and the Property as Purchaser may desire;

          (b) Nothing contained herein shall authorize any Inspection of the Property by Purchaser which would not be permitted under the terms and provisions of the Loan Documents;

          (c) Any inspection fee, appraisal fee, engineering fee and other expense of any kind incurred by Purchaser relating to, or in connection with, any Inspections will be solely Purchaser's expense;

          (d) Purchaser shall make such examination, review and investigation of the facts and circumstances necessary to evaluate the Loan, the Loan Documents, the Property and other Security as it deems necessary or appropriate to form a basis for its evaluation of the purchase of the Loan. Purchaser is assuming all risk with respect to the completeness, accuracy, sufficiency, validity, authorization and execution by Borrower Parties and enforceability of the Loan, the Loan Documents and any information pertaining to the Property and other Security. Purchaser further acknowledges that in acquiring the Loan, Purchaser is assuming the risk of full or partial loss which is inherent with the credit, collateral and collectibility risks associated with the quality and character of the Loan, the authorization, execution, delivery by Borrower Parties, and enforceability of, the Loan Documents and value of the Security; and

          (e) If Purchaser, in its sole and absolute discretion, is not satisfied with the results of its Inspections for any reason whatsoever, Purchaser, as Purchaser's sole and exclusive remedy, shall have the right to terminate this Agreement by giving written notice of termination to Seller on or before 5:00 p.m. Central Standard Time on the last day of the Inspection Period. Upon such termination, neither party hereto shall have any further rights or obligations hereunder, except as set forth in Section 14 hereof.

     6.   Termination, Default and Remedies.

          (a) If Purchaser fails or refuses to consummate the purchase of the Loan pursuant to this Agreement at the Closing for any reason, other than termination of this Agreement by Purchaser pursuant to a right to so terminate set forth in Subsection 5(e) above or any Seller's failure to perform its obligations under Section 8(b)(i) of this Agreement (after the
     notice and opportunity to cure set forth in Section 6(b) hereof),   or if
     prior to or at Closing, either Seller discovers that Purchaser has failed to timely perform any of its other obligations hereunder or that any of Purchaser's representations or warranties contained in this Agreement are not true or accurate as of the date made or on the Closing Date and Purchaser does not perform such obligations or make good such representations and warranties within three business days after notice by any Seller to Purchaser (provided that Purchaser shall not be entitled to any notice or opportunity to perform or make good with respect to payment of any Reimbursement Payment or the Purchase Price), then, such event shall constitute a default by Purchaser hereunder and either Seller may terminate this Agreement by giving written notice to Purchaser prior to or at the Closing, whereupon no party hereto shall have any further right or obligation hereunder, other than as set forth in Section 14 hereof.

          (b) If (i) either Seller fails or refuses to consummate the purchase of the Loan pursuant to this Agreement at the Closing for any reason, other than termination of this Agreement by a Seller pursuant to a right to so terminate expressly set forth in Section 6(a) or Section 7(b) hereof or Purchaser's failure to perform Purchaser's obligations under Section 8(b)(ii) of this Agreement, or (ii) if prior to or at Closing, Purchaser discovers that a Seller has failed to timely perform any of its other obligations hereunder or that any of either Seller's representations or warranties contained in this Agreement are not true or accurate as of the date made or on the Closing Date and Sellers do not perform such obligations or make good such representations and warranties within three business days after notice to Sellers by Purchaser (the Closing Date to be deferred, if necessary, to allow for such three business day period), then such event shall constitute a default by Sellers hereunder and Purchaser may terminate this Agreement by giving written notice to Sellers prior to or at the Closing, whereupon no party hereto shall have any further right or obligation hereunder, except as set forth in Section 14(a)(ii) hereof.

     7.   Reimbursement Payment.

          (a) Concurrently with the execution and delivery hereof, Purchaser shall pay to Sellers in the manner specified in Section 3(c) hereof, the sum of $500,000.00 (the "Initial Reimbursement Payment") and, if the Closing Date shall not have occurred on or prior to November 12, 1997, Purchaser shall pay to Sellers in like manner on November 12, 1997 the additional sum of $500,000.00 (the "Final Reimbursement Payment"; and the Initial Reimbursement Payment and Final Reimbursement Payment being herein generally called the "Reimbursement Payment") to defer the costs and expenses incurred by Sellers in connection with the transactions contemplated hereby and refraining from disposing of the Loan during the Inspection Period;

          (b) If Purchaser shall fail to make the Final Reimbursement Payment, as and when required by Subsection (a) above, Sellers may thereafter terminate this Agreement by notice to Purchaser;

          (c) In the event that the sale of the Loan is consummated in accordance with the terms and conditions hereof, Purchaser shall be credited against the Purchase Price with the amount of the Reimbursement Payment actually paid;

          (d) In the event that the sale of the Loan is not consummated in accordance with the terms and conditions hereof, Sellers shall be entitled to retain the Reimbursement Payment previously paid, without any claim thereto on the part of Purchaser, except that if Purchaser is entitled to terminate this Agreement under the circumstances set forth in Section 6(b) hereof, Purchaser shall be entitled to the return of the Reimbursement Payment paid; and

          (e) Purchaser and Sellers agree that the costs and expenses incurred and to be incurred by Sellers in connection with the transactions contemplated hereby (including costs consequent upon the necessity for Sellers to refrain from otherwise attempting to dispose of the Loan during the Inspection Period) are difficult or impossible to ascertain with particularity and that the amount of the Reimbursement Payment is a reasonable estimate of such costs and expenses.

     8.   Closing.

          (a) Unless this Agreement has been terminated pursuant to Section 5(e) or Section 7(b) hereof, the Closing ("Closing") of the sale of the Loan by Sellers to Purchaser shall occur at the offices of GECC, 209 West Jackson Boulevard, Second Floor, Chicago, Illinois or any other mutually acceptable location, on the third business day following the first to occur of the end of the Inspection Period, or any other mutually acceptable date (the "Closing Date"). If the Closing has not occurred by December 12, 1997, and provided that terminating party is not in default under this Agreement, then either party may terminate this Agreement whereupon neither party shall have any further right or obligation hereunder, other than as set forth in Section 14 hereof.

          (b) At the Closing, all of the following shall occur, all of which shall be deemed concurrent conditions precedent:

               (i) Sellers, at their sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

                    (A) The Notes, which shall be endorsed by GECC as to the GECC Notes and by Great Oak as to the Great Oak Notes with the following endorsement: "Pay to the order of Prime Group Realty, L.P., as is, where is, with all faults and without representation, warranty or recourse, express or implied, of any type, kind, character or nature"; which endorsement shall be either placed on the face of each respective Note or by allonge attached thereto;

                    (B) An Assignment of Liens and Documents (the "Assignment") for the Loan Documents and related rights and liens in the form of Exhibit D attached hereto with all blanks appropriately completed and executed by the record holder of each such Loan Document;

                    (C) One or more UCC-3 Assignment of Financing Statement forms evidencing the assignment to Purchaser of all Sellers' right, title and interest in and to any security interests in personal property and fixtures created by the Loan Documents and held by Sellers, executed by the secured party of record which are in effect on the Closing Date;

                    (D) The originals, to the extent the same are in Sellers' actual possession and control on the Closing Date, of the other Loan Documents;

                    (E) All tax reserves (as defined in the Loan Agreement) on deposit with the Sellers or either of them for the payment of real estate taxes upon the Property on the Closing Date;

                    (F) An assignment to Purchaser of the rights of GECC under the Lockbox Agreement and a transfer to Purchaser of all signatory rights to the account (the "Lockbox Account") established pursuant to the Lockbox Agreement; provided that if and to the extent that a Lease Termination Fee (as defined in the Loan Agreement) paid by Transamerica, a tenant of the Property on account of termination of its lease and deposited in the Lockbox Account has not previously been withdrawn by GECC from such Account and applied upon the Loan in accordance with the Loan Agreement and the Loan Balance Confirmation, such sum shall be paid to GECC from the Lockbox Account on the Closing Date prior to the transfer of the Lockbox Account;

               (ii) Purchaser, at Purchaser's sole cost and expense, shall deliver or cause to be delivered to Sellers the following:

                    (A)  The Purchase Price, paid in the manner set forth in
               Section 3(c) hereof;

                    (B) An agreement, executed by Purchaser, whereby Purchaser assumes the obligations of Sellers (if any) under the Loan Documents, the form of which is incorporated in the Assignment;

                    (C) A Purchaser's Tax Identification Certificate, executed by Purchaser, in the form attached hereto as Exhibit E with all applicable blanks appropriately completed;

                    (D) An agreement, release and consent (the "Consent") executed by each Borrower Party in the form attached hereto as Exhibit F;

                    (E) An amount (payable as set forth in Section 3(c) hereof) equal to Base Interest (as defined in the Notes) actually payable for the month in which the Closing Date occurs (but not including any interest which may be deferred in accordance with the provisions of the Loan Documents) less the amount thereof accruing between the Closing Date and the last day of the month in which the Closing Date occurs;

          (c) Purchaser shall prepare a statement of Adjusted Net Operating Income (as defined in the Loan Agreement) for the fiscal quarter in which the Closing Date occurs, and shall pay to Sellers their proportionate share of Adjusted Net Operating Income (less Sellers' proportionate share of the payment to be made to the Beneficiary pursuant to Section 6.4(a) of the Loan Agreement. Proportionate shares will be calculated by dividing the number of days in the quarter through the Closing Date by the actual number of days in the quarter. Purchaser shall also prepare the annual reconciliation of Adjusted Net Operating Income for the year in which the Closing occurs. If the Closing occurs in the fourth quarter of the year,

     Purchaser shall not remit Sellers' share of fourth quarter Adjusted Net Operating Income until the annual reconciliation is prepared and shall pay the same within 15 days after the preparation thereof; and any adjustment shall be taken into account in determining the payment to be made to Sellers. If the Closing occurs in a quarter other than the fourth quarter, Purchaser shall notify Sellers when the annual reconciliation has been made, and any required adjustment will be made by a payment from Sellers to Purchaser or vice versa, as appropriate, and any payment shall be made to Sellers as provided for in Section 3(c) hereof.

     9.   Conditions Precedent to Performance by Purchaser.

          (a)  Without limitation upon the conditions set forth in
     Section 8(b)(i) hereof, (all of which shall be conditions precedent to Purchaser's obligations hereunder) Purchaser's obligations under this Agreement shall be contingent and specifically conditioned upon the following:

               (i) Sellers shall have, in all material respects, delivered, performed, observed, and complied with all of the items, instruments, documents, covenants, agreements, and conditions required by this Agreement to be delivered, performed, observed, and complied with by Sellers prior to or as of the Closing;

               (ii) The representations made by Sellers in Section 11 of this Agreement shall be true and correct in all material respects as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement or consented to in writing by the Purchaser (it being understood that representations that speak as of a specified date shall continue to speak as of the date so specified); and

               (iii) Purchaser shall have obtained (and hereby agrees to use its best efforts to obtain) from the Borrower Parties a duly completed Estoppel Certificate in the form attached hereto as Exhibit G, or as may otherwise be acceptable to Purchaser;

          (b) In the event that any of the conditions described in Section 8(b) hereof have not been satisfied at or prior to the Closing, Purchaser shall have the option at any time at or before the Closing, to either (i) terminate this Agreement by written notice to Sellers pursuant to Section 6(b) hereof, whereupon no party hereto shall have any further right or obligation hereunder, other than as set forth in Section 14(a) hereof or
     (ii) waive such condition and close the purchase of the Loan in accordance with the terms hereof, in which case the provisions of Section 14(b) hereof shall apply.

     10.  Conditions Precedent to Performance by Sellers.

          (a)  Without limitation upon the conditions set forth in
     Section 8(b)(ii) hereof, (all of which shall be conditions precedent to Sellers' obligations hereunder) Sellers' obligations under this Agreement shall be contingent and specifically conditioned upon the following:

               (i) Purchaser shall have, in all material respects, delivered, performed, observed, complied with and paid all of the items, instruments, documents, payments, covenants, agreements, and conditions required by this Agreement to be delivered, performed, observed, and complied with, and paid by Purchaser prior to or as of the Closing, including, but not limited to, the Reimbursement Payment as and when due and the balance of the Purchase Price and all amounts payable pursuant to Section 8(b)(ii)(E) hereof and an executed Assignment as required by Section 8(b)(ii)(B) hereof;

               (ii)   The representations and warranties made by Purchaser in
          Section 13 of this Agreement shall be true and correct in all material respects on the date hereof and as though made at and as of the Closing Date, except as otherwise contemplated by this Agreement or consented to in writing by the Sellers (it being understood that representations and warranties that speak as of a specified date shall continue to speak as of the date so specified);

               (iii) Sellers shall have received duly completed and executed counterparts of the Consent;

          (b)  In the event that any of the conditions described in
     Section 10(a) hereof have not been satisfied by the Closing Date, either Seller shall have the option, at any time on or before the Closing, to either (i) terminate this Agreement by written notice to Purchaser pursuant to Section 6(a) hereof, whereupon neither party hereto shall have any further right or obligation hereunder, other than as set forth in Section 14 hereof or (ii) waive such condition and close the sale of the Loan in accordance with the terms hereof.

     11.  Representations and Warranties of Sellers.

          (a)  GECC hereby represents and warrants to Purchaser that:

               (i) GECC is a duly organized corporation, validly existing and in good standing under the laws of the State of New York;

               (ii) GECC has all requisite power and authority to execute, deliver, and perform all of its obligations under this Agreement and all instruments and other documents executed and delivered by GECC in connection herewith;

               (iii) The execution, delivery and performance of this Agreement and all instruments and other documents to be executed and delivered by GECC in connection herewith have been duly authorized by all necessary action on the part of GECC and do not and will not
          (A) require any consent or approval that has not been obtained, or
          (B) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to GECC or any provision of GECC's charter or bylaws;

               (iv) This Agreement constitutes a legal, valid and binding obligation of GECC, enforceable against GECC in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and general equitable principles which may limit the availability of equitable remedies;

               (v) GECC has not filed and is not planning to file any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against GECC. No general assignment of GECC's property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for GECC or any of its properties. GECC is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render GECC insolvent. GECC has now, and will have as of the Closing, sufficient capital or net worth to meet its obligations. GECC has liquidated financial resources adequate to consummate the transactions contemplated herein;

               (vi)   GECC is a "United States person" within the meaning of
          Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended;

               (vii) GECC has not assigned, transferred or hypothecated to any third party (other than the transfer of the Great Oak Notes resulting through mesne assignments in ownership of the Great Oak Notes by Great
          Oak) any portion of its interest in the GECC Notes or any other Loan Documents which assignment, transfer or hypothecation would remain in effect after Closing;

               (viii) GECC has not violated any law relating to unfair or unlawful collection practices in connection with the Loan purchased by Purchaser hereunder; and

               (ix) As of November 3, 1997 (A) the outstanding principal balance of the Loan and each respective Note (including capitalized deferred interest) and accrued interest thereon (not deferred or capitalized) are as set forth in Section 6 of the Loan Balance Confirmation; and (B) the amount in the Lockbox Account and Tax Reserve is the sum set forth in Section 7 of the Loan Balance Confirmation.

               (x) Borrower is not in default in the payment of monies required under the Loan Documents and GECC has no actual knowledge of any other defaults by Borrower Parties under the Loan Documents other than problems as to repair and maintenance of the Property as to which Purchaser waives any representation by GECC;

          (b)  Great Oak hereby represents and warrants to Purchaser that:

               (i) Great Oak is a duly organized limited liability company, validly existing and in good standing under the laws of the State of Delaware;

               (ii) Great Oak has all requisite power and authority to execute, deliver, and perform all of its obligations under this Agreement and all instruments and other documents executed and delivered by Great Oak in connection herewith;

               (iii) The execution, delivery and performance of this Agreement and all instruments and other documents to be executed and delivered by Great Oak in connection herewith have been duly authorized by all necessary action on the part of Great Oak and its manager and do not and will not (A) require any consent or approval that has not been obtained, or (B) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Great Oak or any provision of Great Oak's Articles of Organization and Management Agreement;

               (iv) This Agreement constitutes a legal, valid and binding obligation of Great Oak, enforceable against Great Oak in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and general equitable principles which may limit the availability of equitable remedies;

               (v) Great Oak has not filed and is not planning to file any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Great Oak. No general assignment of Great Oak's property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Great Oak or any of its properties. Great Oak is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Great Oak insolvent. Great Oak has now, and will have as of the Closing, sufficient capital or net worth to meet its obligations. Great Oak has liquidated financial resources adequate to consummate the transactions contemplated herein;

               (vi) Great Oak is a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended;

               (vii) Great Oak has not assigned, transferred or hypothecated to any third party any portion of its interest in the Great Oak Notes or any other Loan Documents which assignment, transfer or hypothecation would remain in effect after Closing; and

               (viii) Great Oak has not violated any law relating to unfair or unlawful collection practices in connection with the Loan purchased by Purchaser hereunder;

          (c)  The representations and warranties of GECC set forth in
     Section 11(a) and of Great Oak set forth in Section 11(b) hereof shall be deemed to be made both as of the date hereof and as of the Closing Date, except to the extent that GECC or Great Oak, as the case may be, otherwise notifies Purchaser in writing at or prior to Closing.

     12. DISCLAIMER OF REPRESENTATIONS OR WARRANTIES BY SELLERS. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 11(a) AND SECTION 11(b) HEREOF, THE LOAN IS BEING SOLD "AS IS" WITHOUT ANY RECOURSE, REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE, EXPRESS OR IMPLIED. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 11(a) AND SECTION 11(b) , NEITHER SELLER HAS MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE LOAN, THE LOAN DOCUMENTS, THE PROPERTY OR ITS CONDITION OR ANY OTHER SECURITY. PURCHASER ACKNOWLEDGES THAT NEITHER SELLER HAS AUTHORIZED ANY EMPLOYEE, AGENT, REPRESENTATIVE, BROKER, THIRD PARTY OR OTHER PARTY TO MAKE AND, TO THE EXTENT SO MADE, SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY, IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, TO INSPECT THE LOAN, THE LOAN DOCUMENTS, THE PROPERTY AND ALL OTHER SECURITY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE LOAN, THE LOAN DOCUMENTS AND THE AUTHORIZATION, EXECUTION AND DELIVERY THEREOF AND THE VALIDITY AND ENFORCEABILITY THEREOF, PROPERTY AND OTHER SECURITY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED, DIRECTLY OR INDIRECTLY, BY EITHER SELLER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLERS WITH RESPECT TO THE LOAN, THE LOAN DOCUMENTS, THE PROPERTY OR OTHER SECURITY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLERS HAVE NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKE NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. IT IS UNDERSTOOD AND AGREED THAT THE LOAN IS SOLD BY SELLERS AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. THE

PROVISIONS OF THIS SECTION 12 SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

     13.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.

          (a) Purchaser hereby represents and warrants to Sellers and each of them that:

               (i) Purchaser is a duly organized limited partnership, validly existing and in good standing under the laws of the State of Delaware.

               (ii) Purchaser has all requisite power and authority to execute, deliver, and perform all of its obligations under this Agreement and all instruments and other documents executed and delivered by Purchaser in connection herewith.

               (iii) The execution, delivery and performance of this Agreement and all instruments and other documents to be executed and delivered by Purchaser in connection herewith have been duly authorized by all necessary action on the part of Purchaser and do not and will not
          (A) require any consent or approval that has not been obtained, or
          (B) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Purchaser or any provision of Purchaser's charter or partnership agreement.

               (iv) This Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and general equitable principles which may limit the availability of equitable remedies.

               (v) Purchaser has not filed and is not planning to file any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Purchaser. No general assignment of Purchaser's property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Purchaser or any of its properties. Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent. Purchaser has now, and will have as of the Closing, sufficient capital or net worth to meet its obligations. Purchaser has liquidated financial resources adequate to consummate the transactions contemplated herein;

               (vi) Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks relating to its purchase of the Loan and making an informed purchase and investment decision in connection therewith;

               (vii) Purchaser has made such examination, review and investigation of the facts and circumstances necessary to evaluate the Loan as it has deemed necessary or appropriate to form a basis for its evaluation of the purchase of the Loan. Purchaser is assuming all risk with respect to the completeness, accuracy, authorization, xecution, delivery, validity, enforceability or sufficiency of the Loan Documents. Purchaser acknowledges that Sellers has made no assurances as to the collectibility of the Loan or as to the completeness, accuracy, authorization, delivery, validity, enforceability or sufficiency of the Loan Documents. Purchaser further acknowledges that in acquiring the Loan, Purchaser is assuming the risk of full or partial loss which is inherent with the credit, collateral and collectibility risks associated with the quality and character of the Loan and Security;

               (viii) Purchaser has agreed to the Purchase Price on the basis of its own independent investigation and credit evaluation of the Loan Documents. Purchaser acknowledges that the amount ultimately recovered by Purchaser under the Loan Documents may be less than the Purchase Price, and Purchaser shall have no recourse to Sellers for any such deficiency;

               (ix) Purchaser is a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended;

               (x) Purchaser is acquiring the Loan for its own account and not as a broker, finder or similar agent for any other person or as an underwriter or with the intent to resell or distribute the Loan or any part thereof or any of the Notes;

               (xi) Neither this Agreement nor any written statement furnished by or on behalf of Purchaser to Sellers in connection with the negotiation of the sale of the Loan Documents, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements included herein or therein not misleading in light of the circumstances under which they were made;

          (b)  Purchaser hereby covenants with Sellers as follows:

               (i) Purchaser shall, promptly after the Closing, notify Borrower and any other party liable for the Loan or any portion thereof of Purchaser's purchase of the Loan and direct that all payments on and communications regarding the Loan be sent to Purchaser after the Closing Date, and will provide Sellers with a copy of such notice;

               (ii) Purchaser shall be responsible for notifying all companies providing hazard insurance, collision or any other type of insurance for the protection of the Property, of the sale of the Loan to Purchaser as may be required under existing policies;

               (iii) After the Closing, Purchaser shall allow Sellers and each of them and their respective duly authorized agents and representatives, at such Seller's expense, during normal business hours to have access to and to use, inspect and make extracts from or copy the Loan Documents, and any documentation related to the Loan, following reasonable notice to Purchaser;

               (iv) Purchaser agrees to assume, as of the Closing Date, all obligations with respect to federal and state income tax informational reporting related to the Loan purchased under this Agreement, including obligations with respect to Forms 1099 and 1098 and back-up withholding. Purchaser further agrees to cooperate with Sellers to the extent necessary to allow Seller to fulfill any obligations which Sellers may have with respect to such informational reporting for the Loan for the period prior to the Closing Date;

               (v) Purchaser agrees not to violate any law relating to unfair or unlawful collection practices in connection with the Loan purchased by Purchaser hereunder;

               (vi) From and after the Closing Date, Purchaser shall assume and shall be deemed to have assumed all of Sellers' obligations and duties, if any, with respect to (A) making advances upon the Loan or crediting Borrower for funds received in connection with the Loan and
          (B) servicing the Loan and shall service the Loan in accordance with commercially reasonable standards;

               (vii) Purchaser agrees to abide by and be bound by all of the terms and conditions of the Notes and the other Loan Documents;

               (viii) Purchaser agrees to abide, in all material respects by all applicable state and federal laws, rules and regulations regarding the handling and maintenance of all documents and records relating to the Loan purchased hereunder including, but not limited to, the length of time such documents and records are to be retained. Purchaser shall preserve and maintain such documents and files, and shall require any successor or transferor of any such documents and files to preserve and maintain such documents and files for a period equal to the longest of the following: (A) six (6) years from the original closing of the Loan in accordance with 12 U.S.C. 1821(d)(15)(D), (B) ten (10) years from the date of the underlying transaction or the events documented by such documents and files, or (C) for such longer period as may be required by applicable law; and

               (ix) Except as otherwise required by law, Purchaser shall not, without GECC's and Great Oak's prior review and written approval (which review and approval if requested by Purchaser shall not be unreasonably delayed or withheld and, with respect to Great Oak may be given by GECC as its Manager):

                      (A) Issue any press releases, advertisements or other promotional materials containing references to the sale of the Loan to Purchaser or to the Agreement, prior to the consummation of such sale as provided for herein; and

                      (B) Make any reference to GECC or to Great Oak or to this Agreement in any document publicly filed, including documents filed or distributed in connection with issuance of any of Purchaser's securities;

          and Purchaser shall pay the costs incurred by Sellers in connection with any such review; provided, that any review or approval made or given by GECC or Great Oak pursuant to this clause (ix) shall be for Sellers' own purposes and neither Seller shall incur any liability with respect to any document approved or with respect to any reference to the Sellers, or either of them, therein contained, and no Seller shall have any obligation to advise Purchaser or any other person regarding any matter which may come to the attention of either Seller in the course of any review;

          (c) The representations, warranties and covenants of Purchaser contained in this Section 13 shall be deemed to be made both as of the date hereof and as of Closing and shall survive the Closing or termination of this Agreement.

     14. Obligations and Liabilities of the Parties and Limitations Thereon. The obligations and liabilities of the parties, whether or not the transaction contemplated in this Agreement are consummated shall be solely as set forth in, and shall be strictly limited by the provisions of this Section 14:

          (a) If for any reason this Agreement shall be terminated (including, but not limited to, termination by Purchaser pursuant to the provisions of
     Section 5(e) hereof), or if the Closing shall not occur for any reason, then the sole obligations and liabilities of the parties, one to the other, shall be as follows and no party shall have any other obligation or liability to the others:

               (i) Except as provided in clause (ii) below, Sellers shall retain the Reimbursement Payment as their sole and exclusive property without any claim thereto on the part of Purchaser; and

               (ii) If the Closing does not occur and/or this Agreement is terminated by Purchaser solely by reason of an event specified in
          Section 6(b) hereof, then Purchaser
          shall be entitled to the return of the Reimbursement Payment theretofore paid and Sellers hereby agree to return the same upon demand;

     provided that without limiting the generality of the foregoing, Purchaser shall not be entitled to return of the Reimbursement Payment by reason of any failure by Purchaser to obtain the Estoppel Certificate contemplated in Section 9(a)(iii) hereof;

          (b) Sellers shall have no obligations or liability and Purchaser shall have no right to any damages or indemnification with respect to any matters or conditions which Purchaser shall have waived pursuant to the provisions of Section 9(b)(ii) hereof;

          (c) Subject to the limitations of Section 14(b) above, GECC shall be liable for and shall indemnify Purchaser against any loss or damage incurred by Purchaser by reason of any material inaccuracy or misrepresentation in or breach of any of the representations and warranties of GECC set forth in Section 11(a) hereof and Great Oak shall be liable for and shall indemnify Purchaser against any loss or damage incurred by Purchaser by reason of any material inaccuracy or misrepresentation in or breach of any of the representations and warranties of Great Oak set forth in Section 11(b) hereof; and the provisions of this Subsection (c) shall survive the Closing;

          (d) Purchaser shall be liable for and shall indemnify Sellers, and each of them, against any liability or damage incurred by Sellers or either of them by reason of any material inaccuracy or misrepresentation in or breach of any of the representations and warranties of Purchaser set forth in Section 13(a) hereof or by reason of any breach by Purchaser of its covenants set forth in Section 13(b) hereof or in the Assignment; and the provisions of this Subsection (d) shall survive the Closing.

     15. Brokers. Neither Sellers nor Purchaser has had any dealings with respect to the Loan, the Loan Documents or the transactions contemplated hereby with any mortgage or real estate advisor, broker, investment advisory firm or salesman or any other person or corporation, whether known or unknown to any of the parties hereto (each a "Broker"), and Sellers and Purchaser each agrees to pay any and all commissions, fees or other compensation which may become due and payable to any such Broker of such party as a result of this Agreement or the such party's actions.

     16. Notices. Any notice or other communications required or permitted under or given in connection with this Agreement shall be in writing and shall be addressed as follows:

          If to Sellers:           c/o General Electric Capital Corporation
                                   209 W. Jackson Boulevard,
                                   Suite 200
                                   Chicago, IL 60606
                                   Attention:  James Freko
                                   Facsimile No.:  (312) 781-7826
          with a copy to:          Lester Rosen, Esq.
                                   Rosenthal and Schanfield
                                   55 East Monroe Street
                                   46th Floor
                                   Chicago, IL 60603
                                   Facsimile No.:  (312) 236-7274


          If to Purchaser:         Prime Group Realty, L.P.
                                   77 West Wacker Drive
                                   Suite 3900
                                   Chicago, IL 60601
                                   Attention: Jeffrey A. Patterson
                                   Facsimile No.:  (312) 917-0460


          with a copy to:          Wayne D. Boberg, Esq.
                                   Winston & Strawn
                                   35 West Wacker Drive
                                   Chicago, IL 60601
                                   Facsimile number:  (312) 558-5700

Any such notice or other communication shall be deemed given upon the occurrence of any of the following: (a) the first business day following the day sent by United States express mail, postage prepaid, return receipt requested; (b) on the first business day following the day sent by an overnight carrier service that operates on a nationwide basis; (c) on the third business day following the day sent by United States certified mail, postage prepaid, return receipt requested; or (d) on the date delivered by hand to the address above for which a signed receipt is given, whether or not actually received by the person to whom directed. From time to time either party may designate another address within the continental United States for purposes of this Agreement by giving the other party not less than ten (10) days advance written notice of such change of address in accordance with the provisions of this Section. Facsimile numbers are given for convenience only and delivery by facsimile or similar transmission shall not constitute notice hereunder.

     17. Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.

     18. Governing Law. The terms and provisions hereof shall be governed by, and construed in accordance with, the substantive laws of the State of Illinois without regard to conflict of law principles.

     19. Binding Agreement. This Agreement shall be binding upon the heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto; provided, however, the foregoing shall not be deemed or construed to (a) permit the assignment of either party's rights or obligations hereunder except as provided in Section 33 hereof or (b) confer any right, title, benefit, cause of action or remedy upon any person or entity not a party hereto.

     20. Construction. Whenever the context hereof so requires, reference to the singular shall include the plural and the plural shall include the singular; words denoting gender shall be construed to mean the masculine, feminine or neuter, as appropriate; and specific enumeration shall not exclude the general, but shall be construed as cumulative of the general recitation. The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

     21. Severability. If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under any law applicable to the terms hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each such clause or provision of this Agreement that is illegal, invalid or unenforceable, such clause or provision shall be judicially construed and interpreted to be as similar in substance and content to such illegal, invalid or unenforceable clause or provision, as the context thereof would reasonably suggest, so as to thereafter be legal, valid and enforceable.

     22. Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature and acknowledgment of, or on behalf of, each party, or that the signature and acknowledgment of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than a single counterpart containing the respective signatures and acknowledgments of each of the parties hereto.

     23. NO ORAL AGREEMENTS. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE TRANSACTION CONTEMPLATED HEREIN, SUPERSEDES ANY AND ALL PRIOR DISCUSSIONS AND AGREEMENTS (WRITTEN OR ORAL) BETWEEN SELLERS AND PURCHASER WITH RESPECT TO THE TRANSACTION CONTEMPLATED HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

     24. Time of the Essence. Time is of the essence in the execution and performance of this Agreement and of each provision hereof.

     25. Attorneys' Fees. If either party shall default in the performance of any of the terms and conditions of this Agreement, the non-defaulting party shall be entitled to recover all costs, charges, and expenses of enforcing this Agreement including reasonable attorneys' fees, paralegal fees, and costs, including, but not limited to, attorneys' and paralegal fees incurred in any trial or appellate proceedings.

     26. Rule of Construction. The parties acknowledge that each party and its counsel has reviewed this Agreement, and the parties hereby agree that normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

     27. Saturday, Sunday or Legal Holiday. If any date set forth in this Agreement for the performance of any obligation by Purchaser or Sellers or for the delivery of any document or notice should be on other than a Business Day, the compliance with such obligation or delivery shall be deemed acceptable on the next following Business Day. For purposes of this Agreement, the term "Business Day" shall mean any day on which banks and federal savings associations in New York, New York are required to be open for business.

     28. Further Assurances. Sellers will, whenever and as often as shall be reasonably requested to do so by Purchaser, and Purchaser will, whenever and as often as shall be reasonably requested so to do by any Seller, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all conveyances, assignments and all other instruments and documents as may be reasonably necessary to complete the transaction herein contemplated and to carry out the intent and purposes of this Agreement.

     29. Amendments. This Agreement shall not be amended except by a writing signed on behalf of the party to be charged with such amendment.

     30. No Third Party Beneficiaries. No person or entity not a party to this Agreement shall have any third party beneficiary claim or other right hereunder or with respect thereto.

     31. Exhibits. Each exhibit referred to in this Agreement is attached hereto and each such exhibit is hereby incorporated by reference and made a part hereof as if fully set forth herein.

     32. Jury Waiver. SELLERS AND PURCHASER DO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ANY ACTION OF ANY PARTY ARISING OUT OF OR RELATED IN ANY MANNER TO THIS AGREEMENT, THE LOAN, THE LOAN DOCUMENTS OR THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL

INDUCEMENT FOR SELLERS AND PURCHASER TO ENTER INTO THIS AGREEMENT AND SHALL SURVIVE THE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

     33. No Assignment. Neither party may assign this Agreement or any right, liability, or obligation hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld. Any purported assignment in violation of this provision shall be null and void.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                         SELLERS:

                         GENERAL ELECTRIC CAPITAL CORPORATION

                         By:     /s/       James Freko
                                 -----------------------------------------

                         Title:  Authorized Representative


                         GREAT OAK LLC, a Delaware limited liability company

                         By:     General Electric Capital Corporation,
                                 its Manager


                         By:     /s/       James Freko
                                 -----------------------------------------

                         Title:  Authorized Representative


                         PURCHASER:

                         PRIME GROUP REALTY, L.P.

                         By:     Prime Group Realty Trust, its general partner

                                 By:     /s/   Jeffrey A. Patterson
                                         ---------------------------------

                                 Title:  Executive Vice President

February 16, 1998